                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 August 27, 2003
                               -------------------
                Date of Report (Date of earliest reported event)


                          Catalyst Lighting Group, Inc.
                         (formerly Wentworth III, Inc.)
             ------------------------------------------------------
             (Exact name of registrant as specified in its chapter)


        Delaware                       333-75044                84-1588927
----------------------------    -----------------------   ----------------------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
     of incorporation)                                       Identification No.)


        6777 Camp Bowie Boulevard
        Suite 233, Forth Worth, TX                          76116
-------------------------------------------               ----------
 (Address of principal executive offices)                 (Zip Code)



                                 (800) 433-7753
                          ----------------------------
               Registrant's telephone number, including area code



                               Wentworth III, Inc.
              650 South Cherry Street, Suite 420, Denver, CO 80246
                                 (303) 320-1870
          ------------------------------------------------------------
   (Former name or former address and telephone number, if changed since last report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

         As of February 12, 2003, Catalyst Lighting Group, Inc., formerly known as Wentworth III, Inc. (the "Registrant" or the "Company") and Whitco Company, LP (as successor in interest to Whitco Company, L.L.P.) ("Whitco") and all of the partners of Whitco (the "Partners") entered into a Securities Exchange Agreement ("Merger Agreement") pursuant to which (a) the Partners exchanged all issued and outstanding partnership units of Whitco ("Partnership Units") for, and (b) holders of options to purchase partnership units of Whitco exchanged such options (the "Options") for options to purchase, an aggregate of 3,800,000 shares of the common stock, par value $.001 per share ("Common Stock"), of the Registrant (the "Merger"). On August 27, 2003, the transactions contemplated by the Merger Agreement were consummated and the Partnership Units and Options were exchanged for Common Stock representing approximately 88% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis.

         As part of the Merger, one of the directors of the Registrant, Spencer Browne, resigned and the size of the board of directors of the Registrant (the "Board") was increased to three and Dennis H. Depenbusch and Henry Glover were named to fill the vacancies on the Board. On September 4, 2003, the size of the Board was increased to five members and Mary Titus and Tracy Taylor were added as directors to fill those vacancies.

         The following table sets forth certain information after giving effect to the issuance of securities as part of the closing of the Merger with respect to beneficial ownership of the outstanding shares of Common Stock by the Registrant's directors, executive officers and each person known by the Registrant to own in excess of 5% of the outstanding shares of Common Stock and the directors and executive officers as a group. Unless otherwise noted, each person below has personal and sole beneficial ownership of the shares of Common
Stock:

                                                     Amount and     Percentage
                                                      Nature of      of Shares
                                                      Beneficial    Beneficially
Name of Stockholder                                   Ownership        Owned
--------------------                                 -----------    ------------

Kevin R. Keating (1) .......................            90,000             2.65%
Dennis H. Depenbusch (2) ...................         1,610,974(3)         47.50%
Henry Glover(4) ............................            96,951(5)          2.78%
Mary Titus (6) .............................                 0                0
Tracy B. Taylor (7) ........................                 0                0
Keating Investments, LLC ...................           200,000             5.90%
Larry Doskocil Trust (8) ...................           685,004            20.20%
Celestine Depenbusch (9) ...................           472,048            13.92%
Kip Pritchard (10) .........................           350,125             9.35%

All executive officers and
directors as a group .......................         1,797,925             53.0%

-----------

(1)      Mr. Keating is a member of our Board of Directors.
(2) Mr. Depenbusch is our chief executive officer and chairman of our Board of Directors.
(3) Represents 3,350 shares of our common stock owned by Mr. Depenbusch and 1,607,624 shares owned by the Dennis H. Depenbusch Revocable Trust, an entity of which Mr. Depenbusch is a co-trustee.
(4)      Mr. Glover is President and a member of our Board of Directors.
(5) Represents 96,951 shares of common stock issuable upon exercise of currently vested options granted to Mr. Glover.
(6)      Ms. Titus is a member of our Board of Directors.
(7)      Mr. Taylor is a member of our Board of Directors.
(8)      Larry Doskocil is the sole trustee of the Larry Doskocil Trust.
(9) Celestine Depenbusch is the mother of Dennis H. Depenbusch. Mr. Depenbusch exercises no voting or other control over Celestine Depenbusch's shares.
(10) Represents 350,125 shares of common stock issuable upon exercise of currently vested options granted to Mr. Pritchard.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         As described in Item 1 above, pursuant to the Merger Agreement, the Registrant acquired all of the Partnership Units in exchange for shares of Common Stock, whereupon Whitco became a wholly-owned subsidiary of the Registrant. After giving effect to the Merger, the former partners of Whitco now own approximately 88% of the outstanding shares of Common Stock of the Registrant of a fully diluted basis.

         Whitco is a nationwide marketer and distributor of steel and aluminum outdoor lighting poles. Founded in 1969, Whitco generates revenue through the sale of poles directly to original equipment manufacturers and indirectly to other third parties through its own sales representatives. Whitco provides design services, assembly and integration, as well as other value added services.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

         On September 3, 2003, the Registrant completed a merger with Catalyst Lighting Group, Inc., its wholly-owned subsidiary. The subsidiary had no assets. As a result of this transaction, and in accordance with Section 253(b) of the Delaware General Corporation Law, Registrant changed its name from Wentworth III, Inc. to Catalyst Lighting Group, Inc.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     a. Financial Statements of Businesses Acquired.

     b. Pro Forma Financial Information.

     c. Exhibits:

         2.1  Securities Exchange Agreement, dated as of February 12, 2003.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: September 8, 2003                        Catalyst Lighting Group, Inc.
                                               (formerly Wentworth III, Inc.)
                                               -------------------------------
                                               (Registrant)

                                               /s/ Dennis H. Depenbusch
                                               -------------------------------
                                               Dennis H. Depenbusch
                                               President

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                    PAGE
                                                                                                    ----
WHITCO COMPANY
     Independent Auditor's Report....................................................................F-2
     Report of Independent Certified Public Accountants..............................................F-3
     Balance Sheets - June 30, 2003 (unaudited) and September 30, 2002...............................F-4
     Statements of Operations - For the Nine Months Ended June 30, 2003 and 2002 (unaudited)
         Three Months Ended December 31, 2002 (unaudited), Nine Months Ended September 30, 2002 and Year Ended December 31, 2001............................................................F-5
     Statements of Partners' Equity - For the Year Ended December 31, 2001, For the Nine Months
         Ended September 30, 2002, and For the Nine Months Ended June 30, 2003 (unaudited)...........F-6
     Statements of Cash Flows - For the Nine Months Ended June 30, 2003 and 2002 (unaudited),
         Nine Months Ended September 30, 2002 and Year Ended December 31, 2001.......................F-7
     Notes to Financial Statements...................................................................F-8

PRO FORMA FINANCIAL INFORMATION

    Introduction....................................................................................F-17
    Pro Forma Combining, Condensed Balance Sheet (unaudited)........................................F-18
    Pro Forma Combining, Condensed Statement of Operations (unaudited)..............................F-19
    Pro Forma Notes to Combining, Condensed Financial Information...................................F-21

                          INDEPENDENT AUDITOR'S REPORT

To the Partners
Whitco Company, LLP
Hutchinson, Kansas


We have audited the accompanying balance sheet of Whitco Company, LLP as of September 30, 2002, and the related statements of operations, partners' equity, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whitco Company, LLP as of September 30, 2002 and the results of its operations and its cash flows for the nine months then ended, in conformity with accounting principles generally accepted in the United States of America.



HEIN + ASSOCIATES LLP

Denver, Colorado
December 20, 2002

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Partners
WHITCO  COMPANY,  LLP

We have audited the accompanying statements of income, partners' equity and cash flows of Whitco Company, LLP for the year ended December 31, 2001. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the results of operations and cash flows of Whitco Company, LLP for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



/s/ GRANT  THORNTON  LLP
GRANT  THORNTON  LLP



Wichita,  Kansas
January 31, 2002

                               WHITCO COMPANY, LLP

                                 BALANCE SHEETS


                                                                                         JUNE 30,      SEPTEMBER 30,
                                                                                           2003            2002
                                                                                        ----------      ----------
                                                                                        (unaudited)
                                     ASSETS

CURRENT ASSETS:
    Trade receivables, less allowance for doubtful accounts of $48,456
         (unaudited) and $54,442                                                        $2,640,753      $2,280,109
    Inventories                                                                          1,321,935         852,033
    Prepaid expenses and other                                                              25,574          20,029
                                                                                        ----------      ----------

         Total current assets                                                            3,988,262       3,152,171

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $50,638 (unaudited)
    and $51,991                                                                            114,074         133,875

OTHER ASSETS:
    Goodwill, net of accumulated amortization of $330,151 (unaudited) and $330,151       2,971,362       2,971,362
    Other                                                                                   15,793          17,810
                                                                                        ----------      ----------

         Total other assets                                                              2,987,155       2,989,172
                                                                                        ----------      ----------

                                                                                        $7,089,491      $6,275,218
                                                                                        ==========      ==========

                        LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
    Revolving note payable                                                              $1,673,884      $1,087,025
    Current maturities of long-term debt                                                   490,726         257,646
    Accounts payable                                                                     1,977,446       1,250,935
    Other accrued liabilities                                                              693,186         703,543
                                                                                        ----------      ----------

         Total current liabilities                                                       4,835,242       3,299,149
                                                                                        ----------      ----------

LONG-TERM DEBT, less current maturities:
    Related party                                                                           70,000         446,000
    Other                                                                                1,140,341       1,392,571
                                                                                        ----------      ----------
         Total long-term debt                                                            1,210,341       1,838,571

PARTNERS' EQUITY                                                                         1,043,908       1,137,498
                                                                                        ----------      ----------

TOTAL LIABILITIES AND PARTNERS' EQUITY                                                  $7,089,491      $6,275,218
                                                                                        ==========      ==========


             See accompanying notes to these financial statements.

                               WHITCO COMPANY, LLP

                            STATEMENTS OF OPERATIONS

                                                                                                     NINE
                                                    NINE MONTHS    NINE MONTHS    THREE MONTHS      MONTHS           YEAR
                                                       ENDED          ENDED           ENDED          ENDED           ENDED
                                                     JUNE 30,        JUNE 30,     DECEMBER 31,    SEPTEMBER 30,   DECEMBER 31,
                                                       2003            2002           2002           2002            2001
                                                   -------------- --------------- -------------- --------------  --------------
                                                    (unaudited)    (unaudited)      (unaudited)
    SALES                                          $ 10,644,295   $  9,600,503    $  3,282,406   $ 10,243,036    $ 11,784,438
    COST OF SALES                                     7,277,750      6,543,698       2,172,735      7,169,790       7,887,188
                                                   ------------   ------------    ------------   ------------    ------------

    GROSS MARGIN ON SALES                             3,366,545      3,056,805       1,109,671      3,073,246       3,897,250

    OTHER OPERATING COSTS AND EXPENSES:
        General, selling and administrative expenses  3,614,158      2,633,603       1,104,146      2,700,835       3,053,662
        Amortization of goodwill                              -              -               -              -         229,797
                                                   ------------   ------------    ------------   ------------    ------------

                                                      3,614,158      2,633,603       1,104,146      2,700,835       3,283,459
                                                   ------------   ------------    ------------   ------------    ------------

    INCOME FROM OPERATIONS                             (247,613)       423,202           5,525        372,411         613,791

    OTHER EXPENSE:
        Interest expense                                220,977        209,099          71,519        224,677         292,138
                                                   ------------   ------------    ------------   ------------    ------------

    NET INCOME (LOSS)                              $   (468,590)  $    214,103    $    (65,994)  $    147,734    $    321,653
                                                   =============  ============    ============   ============    ============

    PRO FORMA INCOME TAXES AND NET INCOME
        (LOSS): (unaudited)

    INCOME (LOSS) BEFORE PRO FORMA INCOME TAXES    $   (468,590)  $    214,103    $    (65,994)  $    147,734    $    321,653

    PRO FORMA INCOME TAXES                              169,250        (82,794)         22,838        (58,062)       (123,122)
                                                   ------------   -------------   ------------   ------------    ------------

    PRO FORMA NET INCOME (LOSS)                    $   (299,340)  $    131,309    $    (43,156)  $     89,672    $    198,531
                                                   =============  ============    ============   ============    ============

             See accompanying notes to these financial statements.

                               WHITCO COMPANY, LLP

                         STATEMENTS OF PARTNERS' EQUITY

                      For the Year Ended December 31, 2001,
                For the Nine Months Ended September 30, 2002, and
               For the Nine Months Ended June 30, 2003 (Unaudited)


                                                                       PARTNERS'          RETAINED          PARTNERS'
                                                       UNITS         CONTRIBUTIONS        EARNINGS           EQUITY
                                                    -------------  -----------------  ----------------- ---------------
  BALANCE, January 1, 2001                               1,200     $     1,200,000    $       306,711   $     1,506,711

      Partners' distributions                                -                   -           (293,600)         (293,600)
      Net income                                             -                   -            321,653           321,653
                                                    ----------     ---------------    ---------------   ---------------

  BALANCE, December 31, 2001                             1,200           1,200,000            334,764         1,534,764

      Sale of partnership interest                         436             655,000                  -           655,000
      Redemption of partners' interest                    (800)         (1,200,000)                 -        (1,200,000)
      Net income                                             -                   -            147,734           147,734
                                                    ----------     ---------------    ---------------   ---------------

  BALANCE, September 30, 2002                              836             655,000            482,498         1,137,498

      Retirement of long term debt by conversion
         to partnership interest (unaudited)                57             375,000                  -           375,000
      Net loss (unaudited)                                   -                   -           (468,590)         (468,590)
                                                    ----------     ---------------    ----------------  ----------------

  BALANCE, June 30, 2003 (unaudited)                       893     $     1,030,000    $        13,908   $     1,043,908
                                                    ==========     ===============    ===============   ===============

             See accompanying notes to these financial statements.

                               WHITCO COMPANY, LLP
                            STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS       NINE MONTHS       NINE MONTHS
                                                                    ENDED             ENDED             ENDED           YEAR ENDED
                                                                   JUNE 30,          JUNE 30,         SEPTEMBER 30,     DECEMBER 31,
                                                                     2003              2002               2002              2001
                                                                  -----------       -----------       -----------       -----------
                                                                  (unaudited)       (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                             $  (468,590)      $   214,103       $   147,734       $   321,653
    Adjustments to reconcile net income (loss) to net cash
         provided by (used in) operating activities:
             Loss on sale of property and equipment                    17,768
             Depreciation and amortization                             23,896            77,562            31,182           249,415
             Allowance for bad debt                                        --                --            32,406             9,048
             Change in operating assets and liabilities:
                 Trade receivables                                   (360,643)       (1,003,612)         (813,817)           (2,989)
                 Inventories                                         (469,902)          387,721            34,068          (190,183)
                 Prepaid expenses and other                            (5,545)            8,403            21,938           (14,849)
                 Accounts payable                                     726,510          (116,846)          720,595          (219,257)
                 Other accrued liabilities                            (10,357)          176,496           223,004           174,631
                                                                  -----------       -----------       -----------       -----------
         Net cash provided by (used in) operating activities         (546,863)         (256,173)          397,110           327,469
                                                                  -----------       -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                (19,846)          (31,930)          (74,307)          (26,934)
                                                                  -----------       -----------       -----------       -----------
         Net cash used in investing activities                        (19,846)          (31,930)          (74,307)          (26,934)
                                                                  -----------       -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in revolving note payable                 586,859           511,791           (99,276)          213,565
    Proceeds from issuance of long-term debt                               --                --           546,000                --
    Payments on short-term and long-term notes payable                (20,150)         (223,685)         (224,527)         (228,644)
    Sale of partnership interest                                           --                --           655,000                --
    Partners' distributions                                                --                --                --          (293,600)
    Redemption of partners' interest                                       --                --        (1,200,000)               --
                                                                  -----------       -----------       -----------       -----------
         Net cash provided by (used in) financing activities          566,709           288,106          (322,803)         (308,679)
                                                                  -----------       -----------       -----------       -----------

         NET CHANGE IN CASH
                                                                           --                 3                --            (8,144)
CASH, at beginning of period                                               --                (3)               --             8,144
                                                                  -----------       -----------       -----------       -----------
CASH, at end of period                                            $        --       $        --       $        --       $        --
                                                                  ===========       ===========       ===========       ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for:
         Interest                                                 $   229,133       $   211,863       $   240,692       $   290,089
                                                                  ===========       ===========       ===========       ===========
SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
    Conversion of long-term debt to partnership interest          $   375,000       $        --       $        --       $        --
                                                                  ===========       ===========       ===========       ===========
    Conversion of partnership interest to long-term debt          $        --       $   545,000       $        --       $        --
                                                                  ===========       ===========       ===========       ===========


              See accompanying notes to these financial statements.

                               WHITCO COMPANY, LLP

                          NOTES TO FINANCIAL STATEMENTS
          (Information subsequent to September 30, 2002 is unaudited.)

SUMMARY OF ACCOUNTING POLICIES:

        Nature of Operations - Whitco Company, LLP (the Company) was formed as a Texas limited liability partnership on June 27, 2000. The Company, located in Fort Worth, Texas, sells sports and area lighting poles to distributors throughout the United States of America.

        Pursuant to a redemption in May 2002, the Company purchased 800 partnership units for $1,200,000 (i.e., $1,500 per unit) from two of the three members. To finance the redemption of these partnership units, the Company issued 436 partnership units for $655,000 (at $1,500 per unit) and $545,000 in notes payable to the then remaining member, persons related to him and a limited number of new investors. The change in ownership, however, did not result in a change in control or management, therefore all transactions were recorded at cost.

        Change in Year End - Effective January 1, 2002, the Company changed its year end from December 31 to September 30.

        Inventories - Inventories are stated at the lower of cost or market, determined under the first-in, first-out method.

        Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization of property and equipment is provided using the modified straight-line method over the following estimated useful lives:

               Vehicles and office furniture and equipment 5 years

        Depreciation expense for the nine months ended June 30, 2003 and 2002, for the nine months ended September 30, 2002 and for the year ended
        December   31,   2001  was   $21,876,   $15,265,   $23,910  and  $5,461,
        respectively. Maintenance, repairs and renewals which neither materially add to the value of property and equipment nor appreciably prolong its life are charged to operations as incurred. Gains or losses on disposals of property and equipment are included in income.

        Impairment of Long-Lived Assets - Management of the Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds the net cash flows, then impairment will be recognized to reduce the carrying value to the estimated fair value.

                               WHITCO COMPANY, LLP

                          NOTES TO FINANCIAL STATEMENTS
          (Information subsequent to September 30, 2002 is unaudited.)


        Acquisition and Goodwill - On June 30, 2000, the Company acquired the operating assets and liabilities of Whitco Sales, Inc. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value. The fair value of assets acquired and liabilities assumed was as follows:


               Receivables                                                                  $     1,560,576
               Inventories                                                                          585,901
               Property and equipment                                                                64,000
               Accounts payable                                                                    (633,922)
               Other accrued liabilities                                                           (220,931)
               Goodwill                                                                           3,301,513
                                                                                            ---------------
               Fair value of net assets acquired                                            $     4,657,137
                                                                                            ===============


        The purchase was paid for as follows:






               Cash paid ($2,000 - June 30, 2000 and
                    $2,789,213 - August 1, 2000)                                            $     2,791,213
               Payable to seller upon collection of specific accounts receivable                    578,665
               Noninterest-bearing notes payable to Seller, net of discount of $244,504           1,287,259
                                                                                            ---------------
               Purchase price                                                               $     4,657,137
                                                                                            ===============

        During fiscal 2001, the Company amortized goodwill using a fifteen-year life. Beginning January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142) "Goodwill and Other Intangible Assets," and as a result ceased amortizing goodwill. The Company tests goodwill for impairment annually or on an interim basis if an event or circumstance occurs between the annual tests that may indicate impairment of goodwill. Impairment of goodwill will be recognized in operating results in the period it is identified. Had the Company recorded amortization expense during the nine months ended June 30, 2003 and the nine months ended September 30, 2002, unaudited pro forma net income (loss) would have been approximately $(578,640) and $(25,000), respectively.

                               WHITCO COMPANY, LLP

                          NOTES TO FINANCIAL STATEMENTS
          (Information subsequent to September 30, 2002 is unaudited.)

        Income Taxes - The Company has been organized as a limited liability partnership. Accordingly, no provision for income taxes has been provided for in the financial statements since taxable income of the Company is required to be reported by the respective partners on their income tax returns. However, the Company has included unaudited estimated pro forma income taxes and the resulting pro forma net income
        (loss) in the statements of income. Pro forma income taxes (tax refund) were estimated using the effective Federal and state tax rates, as if the Company was a C-Corporation.

        Concentrations of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company grants credit to distributors of sports and area lighting poles located throughout the United States of America. Collateral is generally not required for the Company's trade receivables.

        Use of Estimates - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Cash Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. There were no cash equivalents at September 30, 2002 or June 30, 2003.

        Revenue Recognition - The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended by SAB 101A and 101B. SAB 101 requires that four basic criteria must be met before revenue can be recognized:
        (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Company product is made to customer or industry specifications at an agreed upon price as typically specified in the customer purchase order. Title passes to the customer at the point of shipment along with all the risks and rewards of ownership. Customers receive a one-year product warranty for defects in materials and workmanship providing repair or replacement or refund of purchase price. The Company provides an accrual as a reserve for potential warranty costs, which historically have not been significant.

        Stock-Based Compensation - The Company accounts for partnership interest-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for partnership options granted to employees is measured as the excess, if any, of the market price of the Company's partnership interest at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the partnership interest.

                               WHITCO COMPANY, LLP

                          NOTES TO FINANCIAL STATEMENTS
          (Information subsequent to September 30, 2002 is unaudited.)


        In October 1995, the Financial Accounting Standards Board issued a new statement titled Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that options, warrants, and similar instruments which are granted to non-employees for goods and services be recorded at fair value on the grant date. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123. The Company did not adopt SFAS No. 123 to account for partnership interest-based compensation for employees but is subject to the pro forma disclosure requirements.

        Interim Financial Information - The accompanying interim financial information as of June 30, 2003 and for the periods ended June 30, 2003 and 2002 and December 31, 2002 has been taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary to fairly present the financial position as of June 30, 2003 and results of operations of the Company for the periods ended June 30, 2002 and 2001 and December 31, 2002.

        Impact of Recently Issued Accounting Pronouncements - In July 2002, the FASB issued Statements of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS
        146). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on the Company's financial position or results of its operations.

        In August 2002, the FASB issued Statements of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions (SFAS
        147). SFAS 147 requires financial institutions to follow the guidance in SFAS 141 and SFAS 142 for business combinations and goodwill and intangible assets, as opposed to the previously applied accounting literature. This statement also amends SFAS 144 to include in its scope long-term customer relationship intangible assets of financial institutions. The provisions of SFAS 147 do not apply to the Company.

        In December 2002, the FASB issued Statements of Financial Accounting Standards No.148, Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement 123 (SFAS 123). For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method under SFAS 123, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method. In addition to the prospective method, the entity can choose to either (i) restate all periods presented (retroactive restatement method) or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards (modified prospective method). For fiscal years beginning December 15, 2003, the prospective method will no longer be allowed. The Company currently accounts for its stock-based compensation using the intrinsic value method as proscribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and plans on continuing using this method to account for stock options, therefore, it does not intend to adopt the transition requirements as specified in SFAS 148. The Company has adopted the new SFAS 148 disclosure requirements of SFAS 148 in these financial statements.

        In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("FAS 150"). FAS 150 requires that three classes of freestanding financial statements that embody obligations for entities be classified as liabilities. Generally, FAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not believe the adoption of FAS 150 will have a material impact on its financial position or results of operations.

                               WHITCO COMPANY, LLP

                          NOTES TO FINANCIAL STATEMENTS
          (Information subsequent to September 30, 2002 is unaudited.)

INVENTORIES:

        Inventories are comprised of the following:
                                             June 30,         September 30,
                                               2003               2002
                                        -------------------  ---------------
                                           (unaudited)

              Raw materials             $       1,093,152    $       580,060
              Work in process                     176,628            271,973
              Finished goods                       52,155                  -
                                        -----------------    ---------------

                                        $       1,321,935    $       852,033
                                        =================    ===============


REVOLVING NOTE PAYABLE:

        The Company has a revolving credit agreement with a bank which bears interest at the bank's prime rate plus 1.50% (totaling 5.75% and 6.25% at June 30, 2003 and September 30, 2002) which enables the Company to borrow up to the lesser of $2,000,000 or the aggregate of 80% of eligible accounts receivable and 50% of eligible inventory as defined by the agreement. Borrowings outstanding on the revolving loan were $1,673,884 and $1,087,025 at June 30, 2003 and September 30, 2002,
        respectively.

        Borrowings under the revolving credit agreement are collateralized by essentially all assets of the Company including accounts receivable and inventory. The agreement requires the Company to maintain certain financial covenants which include tangible net worth, cash flow coverage and debt ratios as defined in the agreement. As of June 30, 2003, the Company was not in compliance with certain financial covenants, whereby enabling the lender to call the note on demand. The lender is aware of this non-compliance and the Company does not believe its lender will initiate any action which would be detrimental to the Company's liquidity situation. The agreement also limits the amount of additional third-party borrowings the Company can obtain and the amount of distributions the Company can pay partners. The agreement is subject to annual review by the lender who has the right to terminate or change any of the terms and conditions of the agreement.

LONG-TERM DEBT:

        Long-term debt at year end consists of the following:

                                                                                          June 30,        September 30,
                                                                                            2003              2002
                                                                                       ---------------   ----------------
                                                                                         (unaudited)
       Noninterest-bearing  note payable to an  individual,  discounted  at 6.3%
       (unamortized discount of $47,766 and $75,509 at June 30, 2003 and
       September 30, 2002), payable in annual installments of $217,851 (a).            $     613,347     $       578,043

       Noninterest-bearing  note payable to an  individual,  discounted at 6.22%
       (unamortized  discount  of  $15,148  and  $20,207  at June  30,  2003 and
       September
       30, 2002, respectively), payable in monthly installments of $7,375 (a)                167,720             222,175

       Note payable to an individual with indirect ownership in the partnership, note was assigned to a nonrelated limited partnership  effective December
       27, 2001,  principal  due July 31, 2005,  interest  payable  monthly at a fixed rate
       of 15% (b)                                                                            700,000             700,000

       Note payable to a family member of a partner, rate of 15%, unsecured (b) (c)                -              50,000

       Subordinated note payable to a partner, rate 15%, unsecured. (c)                            -             250,000
       Subordinated  note  payable  to a  partner,  due  April 30,  2007,  rate 15%,
       unsecured.                                                                             20,000              20,000
       Subordinated note payable to a partner, rate 15%, unsecured. (c)                            -              76,000
       Subordinated  note  payable  to a  partner,  due  April 30,  2007,  rate 15%,
       unsecured.                                                                             50,000              50,000
       Subordinated  note payable to an  individual,  due April 30, 2007,  rate 15%,
       unsecured.                                                                            150,000             150,000
                                                                                       -------------     ---------------
                                                                                           1,701,067           2,096,218
       Less current maturities                                                              (490,726)           (257,646)
                                                                                       --------------    ---------------

                                                                                       $   1,210,341     $     1,838,572
                                                                                       =============     ===============

                               WHITCO COMPANY, LLP

                          NOTES TO FINANCIAL STATEMENTS
          (Information subsequent to September 30, 2002 is unaudited.)


       (a) Notes are collateralized by all assets of the Company. The security interest in inventory and accounts receivable is subordinated to the revolving bank note and the security interest in all assets is subordinated to notes marked as (b).

       (b) Notes are collateralized by all assets of the Company but are subordinated to the revolving bank note.

       (c) In January 2003, the Company converted three individual notes payable held by existing members of the partnership into partnership units at $6,617.38 per unit. The conversion rate was determined based on "negotiated" best estimate of fair market value of the underlying partnership units at the conversion date between the parties. Interest was paid to note holders on the date of conversion.

        Aggregate annual maturities of long-term debt at September 30, 2002 are as follows:

                   2003                                     $       257,646
                   2004                                             523,133
                   2005                                           1,019,439
                   2006                                                   -
                   2007                                             296,000
                                                            ---------------

                                                            $     2,096,218
                                                            ===============


        During the nine months ended June 30, 2003 and 2002, the nine months ended September 30, 2002 and the year ended December 31, 2001, the Company had $7,875, $15,525, $27,875 and $0, respectively, of interest expense on notes due to related parties.

MAJOR CUSTOMERS, MAJOR SALES AGENCIES AND SIGNIFICANT CONCENTRATIONS:

        During the nine months ended September 30, 2002 and the year ended December 31, 2001, one customer accounted for more than 10% of the Company's sales, totaling 14% and 14%, respectively. The Company grants lighting agencies the exclusive right to sell the Company's products in given geographical locations. During the nine months ended September 30, 2002, one agency accounted for more than 10% of the Company's sales, totaling 10%.

        During the nine months ended September 30, 2002 and the year ended December 31, 2001, 45% and 85% of the Company's material and assembly purchases of lighting poles were from two vendors. Although there are multiple vendors with which the Company could enter into agreements, the deterioration or cessation of either relationship could have a material adverse effect, at least temporarily, on the Company as it attempts to negotiate agreements with other manufactures of lighting poles. Accounts payable to these two vendors were $711,862 and $1,149,766 as of September 30, 2002 and June 30, 2003, respectively.

PARTNERSHIP OPTIONS:

        Partnership Option Plans - In June 2000, the partners began issuing options for the purchase of partnership units to certain key employees. Approximately 241 units have been issued through June 30, 2003.

                               WHITCO COMPANY, LLP

                          NOTES TO FINANCIAL STATEMENTS
          (Information subsequent to September 30, 2002 is unaudited.)


         Following is a summary of partnership option activity:



                                                                                       Range of              Weighted
                                                               Employee            Exercise Prices            Average
                                                               Options        ---------------------------    Exercise
                                                             Outstanding          Low           High           Price
                                                           -----------------  ------------   ------------  --------------
       Balances, December 31, 2001                                  300       $    1,000     $   1,000     $     1,000
            Granted                                                 146            2,887         2,887           2,887
            Exercised                                                 -                -             -               -
            Terminated/Canceled                                    (240)           1,000         2,887           1,348
                                                           ------------       ----------     ---------     -----------

       Balances, September 30, 2002                                 206            1,000         2,887           1,931

           Granted (unaudited)                                       35            2,887         2,887           2,887
           Exercised (unaudited)                                      -                -             -               -
           Terminated/Canceled (unaudited)                            -                -             -               -
                                                           ------------       ----------     ---------     -----------

       Balances, June 30, 2003 (unaudited)                          241       $    1,000     $   2,887     $     2,070
                                                           ============       ==========     =========     ===========

       Vested options (unaudited)                                   118       $    1,000     $   2,887     $     1,216
                                                           ============       ==========     =========     ===========

        If not previously exercised, options expire as follows:

                                                             Weighted
                                                              Average
             Year Ending                 Number of           Exercise
             September 30,                 Shares              Price
             ------------            ------------------- ------------------

                  2011                        127        $     1,327
                  2012                         22              2,887
                  2013                         92              2,887
                                     ------------

                                              241
                                     ============

                               WHITCO COMPANY, LLP

                          NOTES TO FINANCIAL STATEMENTS
          (Information subsequent to September 30, 2002 is unaudited.)

       Proforma Stock-Based Compensation Disclosures - SFAS No. 123 requires the Company to provide pro forma information regarding net income as if compensation costs for the Company's partnership option plans and other partnership interest awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each partnership award at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                              June 30,            September 30,         December 31,
                                                2003                  2002                  2001
                                          ------------------    ------------------    -----------------
                                             (unaudited)
               Dividend yield                    0%                    0%                    0%
               Volatility                        0%                    0%                    0%
               Risk free interest rate          3.83%                 3.61%                4.55%
               Expected life                  10 years              10 years              10 years


       Under the accounting provisions of SFAS No. 123, there was no effect to the Company's net income for the nine months ended September 30, 2002 and the year ended December 31, 2001.

RELATED PARTY TRANSACTIONS:

        During the nine months ended June 30, 2003 and 2002, the nine months ended September 30, 2002 and for the year ended December 31, 2001, the Company paid $49,315, $42,000, $24,000 and $12,000, respectively, for accounting and administrative services to an entity related through common ownership.

        During the nine months ended June 30, 2003 and 2002, the nine months ended September 30, 2002 and the year ended December 31, 2001, the Company had sales of $262,223, $311,248, $266,580, and $679,527, respectively, to an entity whose principal owner is the brother of an employee of the Company. Accounts receivable from this related entity were $27,743 and $24,894 at June 30, 2003 and 2002, respectively.

        See Note 4 for other related party transactions.

                               WHITCO COMPANY, LLP

                          NOTES TO FINANCIAL STATEMENTS
          (Information subsequent to September 30, 2002 is unaudited.)

COMMITMENTS:

        The Company leases a facility and equipment under operating leases expiring at various dates through 2005.

        The future minimum payments required under these operating leases are as follows:

                   Year Ending
                   September 30,

                        2003                  $       40,166
                        2004                           6,783
                        2005                           2,220
                                              --------------
                                              $       49,169
                                              ==============


        Rent expense for the nine months ended June 30, 2003 and 2002, the nine months ended September 30, 2002 and the year ended December 31, 2001, was $34,331, $39,993, $39,364 and $55,525, respectively.

SUBSEQUENT EVENTS:

        Subsequent to December 31, 2002, the Company entered into a merger agreement with Catalyst Lighting Group, Inc. (CLG) (formerly known as Wentworth III, Inc.). The merger (the Merger) was effective August 27, 2003, after all contingencies had been met. For financial statement purposes, the Company will be considered the acquiring company. For legal purposes, however, CLG will remain the surviving entity, therefore, the combined entity will retain CLG's capital structure and all the partnerships' units will be converted into common stock of CLG.

        On August 6, 2003, Whitco Company LLP received a bridge loan of $250,000 from Keating Reverse Merger Fund ("Lender"). The note and accrued interest is due February 6, 2004. Interest on the note is at a rate of 10%. In consideration for the note, the Company agreed to issue warrants for the purchase of up to 125,000 shares (the "Warrant Shares") of the common stock of CLG upon consummation of the Merger at a price of $2.00 per Warrant Share. The agreement carries certain rights to repay the note early following any capital raised by the company.

                         PRO FORMA FINANCIAL INFORMATION

                                  INTRODUCTION



In August 2003, Catalyst Lighting Group, Inc. (CLG) completed a merger with Whitco. On January 31, 2003, certain noteholders converted $375,000 of notes that were outstanding at December 31, 2002 into partnership units which are to be exchanged into CLG common stock. CLG's assets and liabilities were nominal at the date of the agreement. The transaction is accounted for as a reverse merger acquisition, which results in a recapitalization of WC in as much as it is deemed to be the acquiring entity for accounting purposes. Assuming the acquisition is successful, the registrant intends to adopt Whitco's year end.

The accompanying unaudited pro forma combining, condensed balance sheet combines the balance sheet of WC as of June 30, 2003 with the balance sheet of CLG as of June 30, 2003.

The accompanying unaudited pro forma combining, condensed statements of operations combine the operations of WC and CLG for the nine months ended June 30, 2003 and for the twelve months ended December 31, 2002, as if the acquisition and conversion of notes was completed as of the beginning of the periods presented under the purchase method of accounting.

These statements are not necessarily indicative of future operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated.

The unaudited pro forma combined, condensed financial statements should be read in conjunction with the historical financial statements and notes thereto, included elsewhere in this document.

                               WHITCO COMPANY, LLP
                          CATALYST LIGHTING GROUP, INC.
                                    PRO FORMA
                       COMBINING, CONDENSED BALANCE SHEET
                                   (unaudited)

                                                                         CATALYST
                                                         WHITCO          LIGHTING
                                                      COMPANY, LLP     GROUP, INC.
                                                        JUNE 30,         JUNE 30,                         PRO FORMA
                                                          2003             2003           MERGER           COMBINED
                                                     -------------     ------------     -----------      -------------
                     ASSETS
CURRENT ASSETS:
   Cash                                              $           -     $        376     $         -      $         376
   Trade receivables                                     2,640,753                -               -          2,640,753
   Inventory                                             1,321,935                -               -          1,321,935
   Prepaid expenses and other                               25,574                -               -             25,574
                                                     -------------     ------------     -----------      -------------
      Total current assets                               3,988,262              376               -          3,988,638

CASH RESTRICTED                                                  -           45,000               -             45,000

PROPERTY AND EQUIPMENT, net                                114,074                -               -            114,074

OTHER ASSETS
    Goodwill                                             2,971,362                -               -          2,971,362
    Other                                                   15,793                -               -             15,793
                                                     -------------     ------------     -----------      -------------

TOTAL ASSETS                                         $   7,089,491     $     45,376     $         -      $   7,134,867
                                                     =============     ============     ===========      =============

          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Revolving note payable                            $   1,673,884                -     $         -      $   1,673,884
   Current portion of notes payable                        490,726                -               -            490,726
   Other current liabilities                             2,670,632           44,058 (b)      50,000          2,764,690
                                                     -------------     ------------     -----------      -------------
      Total current liabilities                          4,835,242           44,058          50,000          4,929,300

LONG-TERM OBLIGATIONS, net of current portion            1,210,341                -               -          1,210,341
                                                     -------------     ------------     -----------      -------------

TOTAL LIABILITIES                                        6,045,583           44,058          50,000          6,139,641

STOCKHOLDERS' EQUITY:
   Common stock/partners' contribution                   1,030,000            2,000 (b)       2,000             33,914

                                                                                    (c)  (1,000,086)

   Additional paid-in capital                                    -           25,937 (b)     386,000          1,385,404
                                                                                    (c)     973,467

   Retained earnings (accumulated deficit)                  13,908          (26,619)(b)    (388,000)          (424,092)
                                                     -------------     -------------                     --------------
                                                                                    (b)     (50,000)
                                                                                    (c)      26,619
                                                                                        ------------
      Total stockholders' equity                         1,043,908            1,318         (50,000)           995,226
                                                     -------------     ------------     ------------     -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $   7,089,491     $     45,376     $         -      $   7,134,867
                                                     =============     ============     ===========      =============

                               WHITCO COMPANY, LLP
                          CATALYST LIGHTING GROUP, INC.

                                    PRO FORMA
                  COMBINING, CONDENSED STATEMENT OF OPERATIONS
                                   (unaudited)

                                                    WHITCO         CATALYST
                                                 COMPANY, LLP      LIGHTING
                                                 FOR THE NINE     GROUP, INC.
                                                 MONTHS ENDED    FOR THE NINE
                                                   JUNE 30,      MONTHS ENDED
                                                     2003          JUNE 30,           PRO FORMA       PRO FORMA
                                                                     2003            ADJUSTMENTS       COMBINED
                                                -------------    -------------       ------------    -------------

NET SALES                                       $  10,644,295    $           -       $          -    $  10,644,295

COST OF SALES                                       7,277,750                -                  -        7,277,750
                                                -------------    -------------       ------------    -------------

GROSS PROFIT                                        3,366,545                -                  -        3,366,545

OPERATING EXPENSE                                   3,614,158            6,773                  -        3,620,931
                                                -------------    -------------       ------------    -------------

LOSS FROM OPERATIONS                                 (247,613)          (6,773)                 -         (254,386)

OTHER INCOME (EXPENSE)                                                           (a)       14,100
                                                                                 (b)     (388,000)
                                                     (220,977)               1   (b)      (50,000)        (644,876)
                                                --------------   -------------       -------------   --------------

NET LOSS BEFORE PRO FORMA INCOME TAXES               (468,590)          (6,772)          (423,900)        (899,262)

PRO FORMA INCOME TAXES                                169,250            2,512           (178,662)          (6,900)
                                                -------------    -------------       -------------   --------------

NET LOSS                                        $    (299,340)   $      (4,260)      $   (602,562)   $    (906,162)
                                                ==============   ==============      =============   ==============

BASIC AND DILUTED NET LOSS PER SHARE                             $       (.02)       $          -    $        (.03)
                                                                 =============       ============    ==============

COMMON STOCK OUTSTANDING                                               200,000          3,191,368        3,391,368
                                                                 =============       ============    =============

                               WHITCO COMPANY, LLP
                          CATALYST LIGHTING GROUP, INC.

                                    PRO FORMA
                  COMBINING, CONDENSED STATEMENT OF OPERATIONS
                                   (unaudited)

                                    WHITCO                          WHITCO         CATALYST
                                 COMPANY, LLP       WHITCO       COMPANY, LLP      LIGHTING
                                 FOR THE NINE    COMPANY, LLP      FOR THE       GROUP, INC.
                                 MONTHS ENDED   FOR THE THREE   TWELVE MONTHS    FOR THE YEAR
                                   SEPTEMBER     MONTHS ENDED       ENDED           ENDED
                                   30, 2002      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,        PRO FORMA       PRO FORMA
                                                     2002            2002            2002           ADJUSTMENTS       COMBINED
                                 -------------- --------------- --------------- ---------------    --------------- ---------------
NET SALES                        $ 10,243,036   $   3,282,406   $  13,525,442   $           -      $          -    $  13,525,442

COST OF SALES                       7,169,790       2,172,735       9,342,525               -                 -        9,342,525
                                 ------------   -------------   -------------   -------------      ------------    -------------

GROSS PROFIT                        3,073,246       1,109,671       4,182,917               -                 -        4,182,917

OPERATING EXPENSE                   2,700,835       1,104,146       3,804,981          18,550                 -        3,823,531
                                 ------------   -------------   -------------   -------------      ------------    -------------

LOSS FROM OPERATIONS                  372,411           5,525         377,936         (18,550)                -          359,386

OTHER INCOME (EXPENSE)               (224,677)        (71,519)       (296,196)             25  (a)       14,100         (835,071)
                                                                                               (b)     (388,000)
                                                                                               (b)     (165,000)
                                 ------------   -------------   -------------   -------------      ------------    -------------
NET INCOME (LOSS) BEFORE PRO
    FORMA INCOME TAXES                147,734         (65,994)         81,740         (18,525)         (538,900)        (475,685)

PRO FORMA INCOME TAXES                (58,062)         22,838         (35,224)          6,873            19,121           (9,230)
                                 ------------   -------------   -------------   -------------      ------------    -------------

NET INCOME (LOSS)                $     89,672   $     (43,156)  $      46,516   $     (11,652)     $   (519,779)   $    (484,915)
                                 ============   =============   =============   =============      ============    =============

BASIC AND DILUTED NET
    LOSS PER SHARE                                                              $           -      $          -    $        (.14)
                                                                                =============      ============    =============

COMMON STOCK OUTSTANDING                                                              200,000  (d)    3,191,368        3,391,368
                                                                                =============      ============    =============

                               WHITCO COMPANY, LLP
                          CATALYST LIGHTING GROUP, INC.

          PRO FORMA NOTES TO COMBINING, CONDENSED FINANCIAL INFORMATION



(a) To reflect the reduction of the related interest expense totaling $14,100 and $14,100 for the nine months ended June 30, 2003 and for the twelve months ended December 31, 2002, respectively, related to the conversion of $375,000 of notes payable in January, 2003.

(b) To reflect expenses related to the merger, which are primarily related to investment banker, legal and accounting fees. The Company incurred approximately $553,000 of merger expenses. $165,000 will be paid in cash (of which $115,000 was accrued during the nine months ended June 30, 2003) and the remainder in common stock valued at $388,000.

(c) To reflect the conversion of partnership units of WC to common stock of the Company and elimination of accumulated deficit of CLG.

(d) To reflect the issuance of 3,191,368 shares in conjunction with the acquisition.